                                                                    Exhibit 12.1


                          ALPHAMA INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except for ratio data)


                                                                                                                Six Months ended
                                                                  Year ended December 31,                            June 30,
                                          -----------------------------------------------------------------  -----------------------
                                             1999         2000          2001(1)       2002(1)       2003       2003(1)       2004(1)
                                          ---------     ---------     ---------      ---------    ---------  ----------    ---------
Income(loss) before provision for
  income taxes .........................  $  45,654     $  76,028     $ (37,136)     $(156,282)   $  19,251  $    281      $ (3,450)

Add:

   Portion of rents representative of
     the interest factor ...............      2,276         3,055         3,343          4,189        4,689     2,609         2,196

   Interest on indebtedness ............     39,174        45,183        45,467         71,496       59,667    30,405        27,726

   Amortization of debt expense ........      1,643         2,070         6,022          4,727        3,941     2,432         1,401

   Amortization of interest
     capitalized .......................        457           455           450            335           23         4           210
                                          ---------     ---------     ---------      ---------    ---------  --------      --------


     INCOME (LOSS) AS ADJUSTED .........  $  89,204     $ 126,146     $  18,146      $ (75,535)   $  87,571  $ 35,731      $ 28,083
                                          ---------     ---------     ---------      ---------    ---------  --------      --------
FIXED CHARGES

   Interest on indebtedness (a) ........  $  39,174     $  45,183     $  45,467      $  71,496    $  59,667  $ 30,405      $ 27,726

   Interest capitalized (b) ............        325         1,265         2,232          1,904          167       788           117

   Amortization of debt expense (c) ....      1,643         2,070         6,022          4,727        3,941     2,432         1,401

   Rent expense ........................      6,827         9,164        10,029         12,567       14,068     7,828         6,587

   Portion of rents representative of
   the interest factor (d) .............      2,276         3,055         3,343          4,189        4,689     2,609         2,196
                                          ---------     ---------     ---------      ---------    ---------  --------      --------
     Fixed charges (a+b+c+d)
                                          $  43,418     $  51,573     $  57,064      $  82,316    $  68,464  $ 36,234      $ 31,440

RATIO OF EARNINGS TO FIXED CHARGES .....       2.05          2.46          0.32          -0.92         1.28      0.99          0.89
                                          ---------     ---------     ---------      ---------    ---------  --------      --------



(1) Earnings in 2001, 2002 and for the six months ended June 30, 2003 and 2004 were not sufficient to cover fixed charges. The deficiency of earnings was $38,918 in 2001, $157,851 in 2002, $503 for the six months ended June 30,
    2003 and $3,367 for the six months ended June 30, 2004.






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